Fuel Systems Solutions to Acquire Productive Concepts International

- Immediately Expands US Automotive OEM Market Penetration -

NEW YORK, N.Y., Aug. 5, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) has entered into a definitive agreement to purchase Productive Concepts International LLC's alternative fuel vehicle business (PCI) for a transaction value of $11.1 million including $975,000 in assumed debt. The transaction is structured as an asset purchase and is expected to close within 30 days subject to customary closing conditions, including customer consents. PCI is expected to operate as a subsidiary of IMPCO after closing, led by PCI's existing management team.

Based in Union City, Indiana, PCI is a specialized vehicle modification and value-added systems integrator for a variety of alternative fuel applications including hybrid, CNG, propane and dual-fuel diesel. Most recently, PCI was selected by General Motors as its supplier of CNG fuel delivery and storage systems for the Chevrolet Express and GMC Savana vans.

As part of the transaction, Fuel Systems Solutions has agreed to provide PCI with a secured loan, which will be used to retire certain liabilities and fund capital expenditures prior to closing. At closing, the seller will receive $6.125 million in cash subject to adjustments, with an additional cash payment of $4.0 million payable upon achievement of a system installation volume milestone. Further performance payments of up to $20 million in Fuel Systems Solutions stock may be made in the future based on achievement of 2011 and 2012 revenue targets.

"Development of the North American market for alternative fuel vehicles has begun to accelerate as OEMs increase their commitments to offer and support alternative fuel versions of key vehicle platforms," said Mariano Costamagna, chief executive officer of Fuel Systems Solutions. "The addition of PCI establishes our leadership position in this evolving market."

Matthew Beale, president, chief financial officer and secretary of Fuel Systems Solutions, said, "The strategic fit between PCI and IMPCO is excellent. The combined business will be positioned to offer OEM and fleet customers a fully-integrated package including systems and vehicle modification. We see PCI as a platform for delivering the DOEM model we have deployed successfully internationally in the growing North American market. In addition to an impressive set of systems integration capabilities, PCI brings to our group a talented management team and a strong revenue pipeline. This transaction clearly demonstrates our commitment to building the leading alternative fuels platform in the North American market."

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, expressed or implied statements concerning the Company's ability to successfully utilize the acquisition to penetrate new and developing markets, leverage existing business, contribute positively to 2010 earnings and contribute to increased revenues. Such statements only state our beliefs and opinions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that closing conditions will not be met, that we cannot integrate the acquisition into our business promptly and efficiently, that expected sales do not materialize, that revenues from the acquired business decline, that changes in emissions regulations may not significantly increase demand for the Company's products, and that the global economic downturn may reduce customers' demand for new industrial products, automobiles and/or our other products. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com(415) 433-3777